Exhibit 99.5

THE STATE EDUCATION DEPARTMENT / THE UNIVERSITY OF THE STATE OF NEW YORK / ALBANY, NY 12234

DEPUTY COMMISSIONER
Office of Higher Education
Office of the Professions

January 11, 2006

John J. McGrath, Ph.D.
CEO and President
EVCI Career College Holding Corporation
1 Van Der Donck Street
Second Floor
Yonkers NY 10701

Dear Dr. McGrath:

Thank you for meeting with my colleagues and me on Friday, January 6, 2006. Based on our meeting, I have agreed to the following requirements relating to the continued operation of Interboro Institute.

1. By February 6, 2006, Interboro will submit its final response to the Department's December 2, 2005 report. The Department will review the plan and advise Interboro if it is acceptable.

2. The Effectiveness Plan identified in the December Peer Review Report is now due on March 1, 2006.

3. Interboro may not use its employees to administer any ability-to-benefit (ATB) examination for the purpose of enrolling students at Interboro. All ATB testing must be done by an independent testing company.

4. Interboro may offer first-time enrollment to no more than 900 students for its spring 2006 term, with the understanding that its final first-time enrollment for the spring semester after a three-week period will approximate 850 students.

5. Interboro may offer first-time enrollment to no more than 900 students for its summer 2006 term, with the understanding that its final first-time enrollment for the summer semester after a three-week period will approximate 850 students.

6. Based on demonstrated progress in resolving areas of non-compliance, Interboro may offer first-time enrollment to no more than 1,080 students for its fall 2006 term, with the understanding that its final first-time enrollment for the fall semester after a three-week period will approximate 1,000 students.

7. Interboro may offer first-time enrollment to no more than 1,080 students for its spring 2007 term, with the understanding that its final first-time enrollment for the spring semester after a three-week period will approximate 1,000 students.

8. The Department may expect Interboro to achieve a 65 percent persistence rate from a student's first semester of attendance to his/her second semester of attendance for students initially enrolled in the spring 2006 and summer 2006.

9. The Department will monitor Interboro with site visits in the spring and summer of 2006 and determine its progress to both implement the Department's December 2, 2005 final report and meet the 65 percent persistence requirement. The findings from these visits, as well as student enrollment and persistence rates, may be used to determine if any further adjustments to the enrollment restrictions would be appropriate.

10. Based on the site visit reports and the persistence rates for both the spring 2006 and summer 2006 cohorts, the Department will determine, during the spring of 2007 semester, what continued enrollment restrictions are necessary, if any.

11. Interboro's institutional accreditation mid-term self-study is due on April 1, 2006.

I would like to reiterate for the record that it is the responsibility of the institution to fully comply with the Regents standards to ensure the quality of education for Interboro students. If you have any questions, please contact Assistant Commissioner Frey at (518) 486-3633 or via E-mail at jfrey@mail.nysed.gov.

Sincerely,

Johanna Duncan-Poitier

Johanna Duncan-Poitier

cc: Joseph P. Frey
Erin O'Grady-Parent
Pam Madeiros